Exhibit 16.1

May 14, 2014

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561

Re: Zlato Inc.

Dear Sirs/Madams:

We have read Item 4.01 of the Current Report on Form 8-K dated May 12, 2014 of Zlato Inc. and we agree with the statements made therein concerning our firm.

Very truly yours,


/s/ Goldman Accounting Services CPA, PLLC
---------------------------------------------------
Goldman Accounting Services CPA, PLLC